Skinvisible Reports Licensee Success in Netherton Syndrome Clinical Studies

Topic:

Company Update

Thursday, 23 January 2025 05:30 AM

LAS VEGAS, NV / ACCESS Newswire / January 23, 2025 / Skinvisible Pharmaceuticals, Inc. ("Skinvisible" or "the Company"), (OTCQB:SKVI), an innovative topical and transdermal pharmaceutical research and development company, with proprietary Invisicare® drug delivery technology, today announces significant achievements in 2024 and 2025, through its licensee Quoin Pharmaceuticals' progress in Netherton Syndrome treatment.

Skinvisible granted Quoin an exclusive, royalty-bearing license to its technology for use in select rare skin diseases and for the right to use its proprietary formula for Netherton Syndrome. Netherton Syndrome is a hereditary disorder affecting the skin, hair, and immune system, currently lacking an approved treatment or cure. Quoin is responsible for obtaining all FDA and other regulatory body approvals necessary to market the products in the US and other countries. Upon the successful completion of FDA or EU approval, Skinvisible is entitled to receive a milestone payment of $5 million and ongoing royalties from sales.

LICENSEE CLINICAL AND REGULATORY SUCCESS:

Skinvisible's licensee, Quoin Pharmaceuticals, Inc. (NASDAQ:QNRX) reported multiple positive developments for QRX003, which utilizes Skinvisible's Invisicare technology and its formulation for the rare skin disease: Netherton Syndrome:

Key Recent Developments:

•	FDA clearance for Netherton Syndrome "whole body" study at Northwestern University
•	Significant clinical improvements in both open label and pediatric studies including subject's disease classification improved from "severe" to "mild" after 6 weeks dosing
•	No adverse events or safety concerns reported to date from each of Quoin's ongoing clinical studies in Netherton Syndrome subjects
•	International expansion of studies to UK, Ireland, and Saudi Arabia
•	Netherton Syndrome product QRX003 with Invisicare delivery technology licensed in 60 countries

"We anticipate a significant milestone with our licensee potentially receiving the first FDA approval for a formulation using our Invisicare delivery technology," said Terry Howlett, President and CEO of Skinvisible. "This validates our strategy of developing innovative topical and transdermal therapeutics for other indications. As our licensee advances their clinical trials, we remain committed to supporting their efforts to bring this groundbreaking treatment to Netherton Syndrome patients worldwide."

Along with its ongoing research and development, Skinvisible continues to actively seek strategic partnerships with pharmaceutical and biotech companies to bring topical and transdermal Invisicare formulations to the market including the first transdermal obesity therapies and explore broader applications of its delivery platform with other small molecules.

For more information on Skinvisible Pharmaceuticals, partnerships and investment opportunities, please contact info@skinvisible.com.

About Skinvisible Pharmaceuticals, Inc.

Skinvisible Pharmaceuticals, a wholly-owned subsidiary of Skinvisible, Inc., is a pioneering research and development company specializing in licensing proprietary topical and transdermal formulations utilizing its patented polymer skin delivery system; Invisicare. This innovative technology provides life-cycle management and distinctive enhancements for both topical and transdermal delivery products. Invisicare formulated as a lotion or cream, effectively adheres active ingredients to the skin facilitating a controlled release of the active to and/or through the skin and into the blood stream over time. Skinvisible has recently developed formulations for the potential treatment of obesity, along with over forty dermatology related conditions including rare skin disorders. For further details, please visit www.skinvisible.com.

Forward-Looking Statements: This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby including with respect to the possible development of any such products, the acceptance of any such products in the market place, the size of any such markets, the ability of any product candidates to be approved by the U.S. Food and Drug Administration among others. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10Q for the period ending September 30, 2024).

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Contact:

•	Strategic Partnerships: Doreen McMorran - doreen@invisicare.com
•	Corporate Inquiries: info@skinvisible.com
•	Website: www.skinvisible.com

SOURCE: Skinvisible, Inc.

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